Templeton Hard Currency Fund Level I Script

 (CONFIRM RECEIPT OF PROXY MATERIAL)

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME) on a recorded line. May I please speak with (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

First we would like to apologize for all the attention you have been getting regarding your investment in the Templeton Hard Currency Fund, however, there is an extremely important initiative underway that requires your attention before the special meeting of shareholders scheduled to take place on July 29, 2016.

The Fund’s Board has recommended a vote “For” each proposal and believes that the proposed changes can provide the Fund additional flexibilities and help increase returns to shareholders.

Would you like to vote along with the Board’s Recommendation?

(Pause For Response)

(Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you hold in the Templeton Hard Currency Fund before the meeting takes place, would you like us to vote those accounts in the same manner as well?

(Pause For Response)

*Confirmation – I am recording your (Recap Voting Instructions).

 For confirmation purposes:

•        Please state your full name. (Pause)

•        According to our records, you reside in (city, state, zip code). (Pause)

•        To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you.  You will receive written confirmation of this vote within 3 to 5 business days.  Upon receipt, please review and retain for your records.  If you should have any questions, please call the toll free number listed on the confirmation.  Mr. /Ms. ___________, your vote is important and your time is greatly appreciated.  Thank you and have a good (morning, afternoon, evening.)

FOR INTERNAL DISTRIBUTION ONLY                                                                Updated 7-20-2016

MUTUAL FUND PROXY FACT SHEET FOR:
[AST FUNDSOLUTIONS Logo]
TEMPLETON HARD CURRENCY FUND (a series of Franklin Templeton Global Trust)
SPECIAL MEETING IMPORTANT DATES		SPECIAL MEETING LOCATION
Record Date	APRIL 11, 2016	OFFICES OF FRANKLIN TEMPLETON INVESTMENTS
Mail Date	MAY 9, 2016	ONE FRANKLIN PARKWAY
Meeting Date	JULY 29, 2016 @ 2:00 PM PDT	SAN MATEO, CALIFORNIA 94403
ADDITIONAL INFORMATION		CONTACT INFORMATION
Ticker Symbol	SEE PAGE 6	Inbound Line	1-800-820-2412
Cusip Number	SEE PAGE 6	Website	www.franklintempleton.com

What are shareholders being asked to vote on?

  To approve modifications to the Fund’s current fundamental investment goal.

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION - “FOR”

  To approve the reclassification of the Fund’s investment goal from a fundamental policy to a non-fundamental policy.

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION - “FOR”

  To approve the use of a “manager of managers” structure whereby the Fund’s investment manager would be able to hire and replace subadvisers without shareholder approval.

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION - “FOR”

  To elect a Board of Trustees.

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION - “FOR”

PROPOSAL 1: To approve modifications to the Fund’s current fundamental investment goal.

Why are shareholders being asked to approve modifications to the Fund’s current fundamental investment goal?

The Fund’s current investment goal has constrained the Fund’s ability to seek returns when the U.S. dollar is strengthening against foreign currencies, which has negatively impacted the Fund’s performance. In response to changing market conditions and evolving investor needs, the Fund’s Board of Trustees (the “Board”) and Franklin Advisers, Inc. (the “Investment Manager”) are proposing to reposition the Fund as a global currency fund that seeks total return through investments that create exposure to global currencies. However, the Fund’s investment goal is classified as a fundamental policy and may not be amended without shareholder approval. Therefore, the Board is recommending that shareholders approve changing the Fund’s investment goal to “to seek total return through investments that create exposure to global currencies.”

How will the proposed change to the Fund’s investment goal benefit the Fund?

The proposed changes to the Fund’s investment goal would enable the Fund to be repositioned to seek returns not just when the U.S. dollar is depreciating, but also when the value of the U.S. dollar is rising relative to various foreign currencies.

For Internal Distribution Only                                                                                                         Page 1

What effect will changing the Fund’s investment goal have on the Fund?

The Board and the Investment Manager are recommending changing the Fund’s investment goal so that the Fund can pursue a more flexible, global currency strategy. To implement the proposed changes to the Fund’s investment goal, the Investment Manager has proposed, and the Board has approved, the following changes, subject to shareholder approval of the revised investment goal:

  changing the Fund’s name to “Templeton Global Currency Fund” to reflect the Fund’s proposed broader global currency investment mandate; and
  changing certain principal investment strategies of the Fund, including changing the Fund’s existing policy of investing, under normal market conditions, at least 80% of its net assets in investments denominated in hard currencies, and increasing the Fund’s authority to use derivative instruments.

If approved by shareholders, how will the Fund pursue its new investment goal?

If the proposed changes to the Fund’s investment goal are adopted, the repositioned Fund will pursue its new investment goal by investing, under normal market conditions, at least 80% of its net assets in securities and other investments that create exposure to currencies of any country, including debt obligations of any maturity, money market instruments, cash deposits and derivative instruments.

What is the Fund’s current investment goal and how has it negatively impacted the Fund’s performance?

The Fund’s current investment goal is “to protect against depreciation of the U.S. dollar relative to other currencies.” As a result, the Fund has held only “long” positions in certain foreign currencies against the U.S. dollar. This means that the Fund is generally only able to gain from its foreign currency exposure when the value of the foreign currency purchased by the Fund appreciates against the U.S. dollar.

Will the change to the Fund’s investment goal result in tax consequences to shareholders?

In connection with the repositioning of the Fund as a global currency fund, the Investment Manager expects to sell a portion of the Fund’s holdings. Based on information available as of April 14, 2016, such sale is not expected to result in any material transaction costs or have any material tax consequence for the Fund or its shareholders.

What will happen if Proposal 1 is not approved by shareholders?

If Proposal 1 is not approved by shareholders of the Fund, then the Fund will continue to be managed in accordance with its current investment goal, and the Board will consider what steps to take with respect to the ongoing management of the Fund. If approved by shareholders of the Fund, the proposed investment goal would become effective on or about August 19, 2016.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1

For Internal Distribution Only                                                                                                         Page 2

PROPOSAL 2: To approve the reclassification of the Fund’s investment goal from a fundamental policy to a non-fundamental policy.

Why are shareholders being asked to approve the reclassification of the Fund’s investment goal from a fundamental policy to a non-fundamental policy?

The Board is recommending that the Fund’s investment goal be changed from a “fundamental policy,” which requires shareholder approval of any changes, to a non-fundamental policy, which means that the policy can be changed by the Board without shareholder approval, upon at least 60 days’ advance notice to shareholders. The Fund is not required to designate its investment goal as fundamental under the Investment Company Act of 1940 or the rules, guidance and interpretations issued thereunder. Because obtaining shareholder approval is time consuming and costly, the Board is recommending that the Fund’s investment goal be reclassified from a fundamental policy to a non-fundamental policy so that the Fund has the flexibility to modify its investment goal without incurring the costs associated with seeking shareholder approval if, in the future, the Board believes that it is beneficial to the Fund and its shareholders to amend its investment goal as a result of competitive, regulatory, market or other changes.

How is the proposed amendment expected to benefit the Funds?

If approved by shareholders of the Fund, the additional flexibility afforded by Proposal 2 will enable the Fund to avoid the delay and expenses of seeking shareholder approval in the future, should the Board determine that a change to the Fund’s investment goal is in the best interest of the Fund and its shareholders. Therefore, the Board is recommending that the Fund’s fundamental investment goal be reclassified as non-fundamental.

Do other funds in the Franklin Templeton Investments complex classify their investment goals as non-fundamental?

Many other funds in the Franklin Templeton Investments complex do not classify their investment goals as fundamental, and new funds recently introduced by Franklin Templeton Investments have generally classified their investment goals as “non-fundamental” to provide the funds with the flexibility to modify their investment goals should changes in competitive, regulatory, market or other conditions warrant such a modification.

What will happen if Proposal 2 is not approved by shareholders?

If Proposal 2 is not approved by the Fund’s shareholders, then the Fund’s investment goal would remain “fundamental” so that it could only be amended in the future with shareholder approval.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2

PROPOSAL 3: To approve the use of a “manager of managers” structure whereby the Fund’s investment manager would be able to hire and replace subadvisers without shareholder approval.

Why are shareholders being asked to approve the use of a “manager of managers “structure?

Shareholders of the Fund are being asked to approve the use of a “manager of managers” structure that would permit the Investment Manager, subject to Board approval, to appoint and replace subadvisers that are affiliated or unaffiliated with Franklin Templeton Investments without obtaining prior shareholder approval. The Manager of Managers Structure would enable the Fund to operate with greater efficiency in the future by allowing the Fund to use both affiliated and unaffiliated subadvisers best suited to its needs without incurring the expense and potential delays that could be associated with obtaining shareholder approvals. The Fund’s use of the Manager of Managers Structure must be approved by shareholders of the Fund.

For Internal Distribution Only                                                                                                         Page 3

How does Proposal 3 affect my fees as a shareholder of the Fund?

Approval of Proposal 3 will not affect your fees as a shareholder of the Fund. The Manager of Managers Structure will not at any time entail an increase in the investment management fees paid by the Fund. Further shareholder approval would be necessary to increase the management fees that are payable by the Fund, which is not contemplated.

Can you provide me with additional information on the exemptive order?

The Securities and Exchange Commission has issued an exemptive order (the “Order”) to the Investment Manager that permits the Investment Manager, and any affiliates of the Investment Manager that provide investment management services (“Investment Manager Affiliates”), and any existing or future registered open-end investment company or series advised by the Investment Manager or any Investment Manager Affiliates to hire or replace subadvisers without obtaining shareholder approval, subject to the approval of the investment company’s board of trustees, including a majority of the independent trustees, and certain other conditions. In the case of the Fund, the Order would allow the Investment Manager to hire or replace, without shareholder approval, subadvisers that are affiliated with the Investment Manager (e.g., the Investment Manager and the subadviser are both wholly owned by Franklin Resources, Inc.), and subadvisers that are not affiliated with the Investment Manager in any way.

How does Proposal 3 affect my right to vote on subadvisory agreements?

If Proposal 3 is approved for the Fund and if the Board and the Investment Manager believe that the use of one or more subadvisers would be in the best interests of the Fund, the Fund’s shareholders generally would not be asked to approve hiring such subadviser(s) for the Fund, assuming that the conditions of the Order are met. Rather, the Investment Manager, with the approval of the Board, including a majority of the Trustees who are not “interested persons” of the Fund (“Independent Trustees”), would be able to appoint subadvisers and make appropriate changes to the subadvisory agreements without seeking shareholder approval. The Fund would, however, inform shareholders of the hiring of any new subadviser within 90 days after the hiring of the subadviser.

Why did the Board approve the Manager of Managers Structure?

The Board, including a majority of the Independent Trustees, approved the Manager of Managers Structure and is recommending that shareholders of the Fund approve the Manager of Managers Structure at this meeting in order to avoid additional meeting and proxy solicitation costs in the future, in the event that the Investment Manager, with the approval of the Board, including a majority of the Independent Trustees, determines that it is in the best interests of the Fund to use the Manager of Managers Structure.

For Internal Distribution Only                                                                                                         Page 4

What will happen if Proposal 3 is not approved by shareholders?

If Proposal 3 is not approved by the Fund’s shareholders, then the Investment Manager generally would only be able to enter into new or amended subadvisory agreements with shareholder approval, potentially causing the Fund to experience delay and incur expenses in making a change deemed beneficial to the Fund and its shareholders by the Board.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3

PROPOSAL 4: To elect a Board of Trustees. (* indicates interested Trustees)

NAME OF NOMINEE	TRUSTEE SINCE	YEAR OF BIRTH
a). Harris J. Ashton	1993	1932
b). Ann Torre Bates	NOMINEE	1958
c). Frank J. Crothers	NOMINEE	1944
d). Edith E. Holiday	2005	1952
e). J. Michael Luttig	2009	1954
f). David W. Niemiec	NOMINEE	1949
g). Frank A. Olson	2007	1932
h). Larry D. Thompson	2007	1945
i). Constantine D. Tseretopoulos	NOMINEE	1954
j). Robert E. Wade	NOMINEE	1946
k). Gregory E. Johnson*	2007	1961
l). Rupert H. Johnson, Jr.*	2013	1940

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4

Who will pay for the cost of the proxy solicitation?

The cost of soliciting proxies, including the fees of the solicitor, will be allocated as follows: 50% of the solicitation costs will be borne by the Investment Manager and 50% of the solicitation costs will be borne by the Fund.

PHONE:	To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card or voting instruction form.
MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card or voting instruction form, sign and date and return it in the enclosed postage-paid envelope.
TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card or voting instruction form.
INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card or voting instruction form.

Proxy Materials Are Available Online At:   www.franklintempleton.com

For Internal Distribution Only                                                                                                         Page 5

NAME OF FUND	CUSIP	CLASS	TICKER
Templeton Hard Currency Fund	354728305	A	ICPHX
Templeton Hard Currency Fund	354728701	Advisor	ICHHX

For Internal Distribution Only                                                                                                         Page 6